UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 9, 2014

DIAMOND FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51439	20-2556965
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Montgomery Street, 13th Floor San Francisco, California		94111-2702
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 445-7444

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

In connection with Diamond Foods, Inc.’s planned refinancing of its senior unsecured notes due 2020 (“Notes”) and existing indebtedness outstanding under its senior secured credit facility (“Refinancing”), on February 9, 2014, Diamond entered into a Warrant Exercise Agreement (“Agreement”) with OCM PF/FF Adamantine Holdings, Ltd. (a subsidiary of Oaktree Capital Management, L.P.) (“Purchaser”), pursuant to which Purchaser agreed to exercise in full its warrant to purchase an aggregate of 4,420,859 shares of Diamond Common Stock (“Warrant”) by paying in cash the exercise price of approximately $44.2 million less a cash exercise and contractual modification inducement fee of $15.0 million. Diamond intends to apply the net proceeds of approximately $29.2 million to repay the Notes and other indebtedness. The Warrant was issued to Purchaser in connection with the Securities Purchase Agreement, dated May 22, 2012 (“Securities Purchase Agreement”), under which Diamond issued the Notes.

In addition, the Agreement provides that:

•	So long as Purchaser and/or its affiliates hold at least 10% of Diamond’s outstanding Common Stock, Purchaser will have the right to nominate one member of Diamond’s Board of Directors.

•	Until the later of (a) twelve months after the Purchaser no longer has the right to nominate a member of Diamond’s Board of Directors or (b) twelve months after any director nominated by Purchaser under the Agreement or the Securities Purchase Agreement no longer serves as a director, Purchaser and its affiliates agree not to: acquire or beneficially own more than 30% of the outstanding Common Stock of Diamond, including the shares issuable upon exercise of the Warrant and the shares to be issued pursuant to the settlement of the private securities class action under the caption In re Diamond Foods, Inc., Securities Litigation, Master File No. 11-cv-05386 WHA; commence or support any tender offer for Diamond Common Stock; make or participate in any solicitation of proxies to vote or seek to influence any person with respect to voting its Diamond Common Stock; publicly announce a proposal or offer concerning any extraordinary transaction with Diamond; form, join or participate in a group for the purpose of acquiring, holding, voting or disposing of any Diamond securities; take any actions that could reasonably be expected to require Diamond to make a public announcement regarding the possibility of such an acquisition, tender offer or proxy solicitation; enter into any agreements with a third party regarding any such prohibited actions; or request Diamond to amend or waive such provisions. Purchaser and its affiliates may, confidentially and in good faith, propose transactions to Diamond’s Board of Directors or officers and Purchaser’s designee on Diamond’s Board of Directors may, confidentially and in the good faith performance of his duties as a director, discuss proposals made by Diamond or a third party concerning any extraordinary transaction involving Diamond, its securities or assets. If Purchaser or its affiliates transfer Diamond shares issued upon exercise of the Warrant which would result in the transferee, its affiliates or any group in which it or they is a member holding more than 20% of the outstanding Common Stock of Diamond, then such transferee, as a condition to such transfer, must deliver a written agreement to Diamond confirming that it is subject to the prohibitions described in this paragraph.

•	Upon the closing of the transactions contemplated by the Agreement, the Securities Purchase Agreement, and Diamond’s obligations thereunder, will terminate.

•	Subject to customary closing conditions, the transactions contemplated by the Agreement will close simultaneously with, and contingent upon, the Refinancing.

The Common Stock issuable to the Purchaser upon exercise of the Warrant will be issued in a private placement pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”) in reliance on the exemption provided by Section 4(a)(2) of the Securities Act. Diamond will rely on this exemption from registration based in part on the representations made by the Purchaser in the Agreement. The Common Stock issuable upon exercise of the Warrant is covered by a Registration Rights Agreement entered into on May 29, 2012 in connection with the Securities Purchase Agreement, which agreement is described in Diamond’s Current Report on Form 8-K filed on May 23, 2012 and is filed as Exhibit 4.4 to Diamond’s Current Report on Form 8-K filed on May 29, 2012.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND FOODS, INC.

Date: February 9, 2014	By:	/s/ Stephen E. Kim
	Name:	Stephen E. Kim
	Title:	Senior Vice President, General Counsel

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